EXHIBIT 11.              Statement Regarding Computation of Per Share Earnings

                         The following reconciliation illustrates the computation of basic and diluted earnings per share:


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

                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     Three Months Ended       Six Months Ended
                                                                     ------------------       ----------------
                          June 30,                                     2000       1999          2000      1999
                                                                       ----       ----          ----      ----
                          Net income                                 $  254       $  324      $1,761      $  678
                          -------------------------------------- ------------ ------------ ----------- -----------
                          Weighted average number of                  4,886        5,055       4,869       5,207
                               common shares outstanding
                          Dilutive effect of stock options and          246           16         266          17
                               Warrants
                          Weighted average number of                  5,132        5,071       5,135       5,224
                                common and potential dilutive
                                common shares outstanding
                          -------------------------------------- ------------ ------------ ----------- -----------
                          Basic earnings per share                    $0.05        $0.06       $0.36       $0.13

                          Diluted earnings per share                  $0.05        $0.06       $0.34       $0.13
                          -------------------------------------- ------------ ------------ ----------- -----------

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